NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Engages 3LP to Manage Licensing Operations

JACKSONVILLE, Fla., February 5, 2014 -- ParkerVision, Inc. (Nasdaq:PRKR), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that it has entered into an agreement with intellectual property advisory firm 3LP Advisors to manage the company’s expanding technology licensing operations. Under the terms of the agreement, 3LP will identify, market to and negotiate with potential licensees of ParkerVision’s patented innovations.

Kevin Rivette, co-founder and Managing Partner of 3LP and the former IBM Vice President of Intellectual Property Strategy, will lead a staff dedicated to ParkerVision’s licensing operations.  The 3LP team will include legal professionals with experience in negotiating and executing technology licenses, as well as support from other 3LP staff. The agreement is structured such that 3LP’s compensation is largely based on the successful execution of ParkerVision’s worldwide licensing program.

Commenting on the agreement, Mr. Rivette, said, “We are extremely pleased to announce the expansion of our relationship with ParkerVision as we kick-off a worldwide licensing initiative on its behalf.  We believe our expertise and experience gained from executing these types of high technology transactions will enhance ParkerVision’s ability to realize the considerable value of its wireless technologies.”

Rivette continued, “Over the past months, my colleagues and I have used our proprietary research techniques to analyze the widespread adoption of ParkerVision’s technology in wireless communication products. We believe ParkerVision’s innovations have enabled critical attributes such as affordability, small size, rich features and high performance that are now commonplace in many wireless products. This is one of the finest patent portfolios I have seen in my 30 years of experience. 3LP believes so strongly in ParkerVision’s internally developed portfolio of technologies and patents that we are devoting exclusive resources to this project, which I am excited to lead."

Jeffrey Parker, Chairman and Chief Executive Officer of ParkerVision said, “Wireless communications is currently the single largest market for semiconductors. Beginning in the late 1990’s, ParkerVision invented ways to use low power and inexpensive semiconductors to enable the most highly integrated and best performing RF transceivers on the market.  To achieve these breakthroughs, we invested over $200 million in our wireless innovations. 3LP has been instrumental in mapping ParkerVision’s innovations to the needs of the rapidly growing wireless communication devices marketplace and in gauging the importance of our patent portfolio to the current and future wireless industry which is evolving into an ‘everything connected’ world.”

Mr. Parker continued, “This new agreement with 3LP is a significant expansion of our prior arrangement. 3LP has now committed a highly experienced and well-known team to focus exclusively on the strategic and tactical execution of ParkerVision’s licensing operations.  This is an excellent complement to the internal resources we have dedicated to this effort, which include members of our executive team, our in-house IP counsel and other technical and support staff, as well as our external legal team, including McKool Smith, who will work closely with 3LP.   We are excited to have Kevin and his team dedicate their experience and resources to our worldwide licensing program, and we have confidence that these efforts will result in rapid time to market for both our licensing and product goals.”

About 3LP
3LP Advisors is a leading intellectual property advisory firm with offices in Boston, MA and Palo Alto, CA.  Its founders – Kevin Rivette, Mark Blaxill and Ralph Eckardt – are listed among “The World’s Leading Intellectual Property Strategists” by Intellectual Asset Management magazine. The firm has extensive experience helping clients integrate their technology, intellectual property and business strategies to fully realize the market value of their innovations.  3LP’s team of professionals leverages its methodologies, know-how and proprietary tools to develop customized road maps that assist companies in navigating innovation and related intellectual property matters.  The firm’s clients range in size from some of the world’s largest companies to venture-backed start-ups.

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhance performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Fla. For more information, please visit http://www.parkervision.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2012 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.
Contact:

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc.
904-732-6100, cpoehlman@parkervision.com

- or -

Kathy Price
Vice President
The Piacente Group | Investor Relations
212-481-2050, parkervision@tpg-ir.com

2